Exhibit 10.18

MARTHA STEWART LIVING OMNIMEDIA, INC.
2003 KEY EXECUTIVE BONUS PLAN

SECTION 1. DEFINITIONS

     For purposes of this Plan, the following terms shall have the following meanings:

     (a) “Committee” shall mean the Compensation and Corporate Governance Committee of the Board or its designee.

     (b) “Company” shall mean Martha Stewart Living Omnimedia, Inc.

     (c) “Disqualifying Termination” shall mean any termination of a Participant’s employment other than a Qualifying Termination.

     (d) “Effective Date” shall mean November 1, 2003.

     (e) “Employer” shall mean, as to any Participant, the Company or the subsidiary or subsidiaries of the Company (whichever are applicable) that employ the Participant.

     (f) “Good Reason” shall have the meaning set forth in the clauses (a) through (d) of the definition of “Good Reason” under the Severance Plan.

     (g) “Participant” shall mean each employee of the Company and its affiliates who has been selected by the Committee to participate in the Plan and who has executed and delivered a Participation Agreement to the Company.

     (h) “Participation Agreement” shall mean an agreement executed by the Committee and each Participant in substantially the form attached hereto as Exhibit A.

     (i) “Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

     (j) “Plan” shall mean the Martha Stewart Living Omnimedia, Inc. 2003 Key Executive Bonus Plan.

     (k) “Plan Bonus” shall have the meaning set forth in Section 3 hereof.

     (l) “Qualifying Termination” shall mean termination of the employment of a Participant (i) by the Employer other than in a Termination for Cause or (ii) by the Participant for Good Reason.

     (m) “Restriction Period” shall mean, as to each Participant, the period of the Participant’s employment with the Employer and a one-year period after the termination thereof for any reason.

     (n) “Severance Plan” shall mean Company’s 2002 Executive Severance Pay Plan as in effect on the Effective Date.

     (o) “Termination for Cause” shall be deemed to have occurred under this Plan if a “Termination for Cause” shall have occurred under the Severance Plan.

     (p) “Vesting Date” shall have the meaning set forth in Section 3 hereof.

SECTION 2. PARTICIPATION

     The Committee shall select key executives of the Company and its affiliates for participation in the Plan, provided that the Chief Executive Officer and the Chief Creative Officer of the Company shall not be eligible for participation. Participation in the Plan shall be evidenced by a properly executed and delivered Participation Agreement.

SECTION 3. PLAN BONUSES

     Subject to the terms and conditions of the Plan, each Participant shall be entitled to a bonus (the “Plan Bonus”) in an amount selected by the Committee and set forth on the Participant’s Participation Agreement. One-half of the Plan Bonus payable to a Participant shall become due and payable on each of June 30, 2004 and January 1, 2005 (the “Vesting Dates”), provided the Participant continues to be employed with an Employer on each Vesting Date, and each such payment shall be made on the first payroll date on or following the relevant Vesting Date. Notwithstanding anything to the contrary herein, no termination of the employment of a Participant for any reason after a Vesting Date but before the related portion of the Plan Bonus is paid shall affect the Company’s obligation to pay such portion of the Plan Bonus.

SECTION 4. CERTAIN SEVERANCE ARRANGEMENTS

     Notwithstanding anything to the contrary in Section 3 hereof, the following shall apply to Participants who also participate in the Severance Plan:

     (a) In the event of a Qualifying Termination of a Participant, the Participant shall be entitled to the prompt payment of any portion of the Plan Bonus which has not been paid to the Participant; and

     (b) The Participant, by participating in this Plan, waives the right to any severance payment under the Severance Plan that, pursuant to the terms of the Severance Plan, would be paid in respect of the twelve-month period beginning on the first anniversary of the date on which Participant’s employment with the Employer is terminated.

SECTION 5. REGULAR BONUS GUARANTEE

     Each Participant shall be paid a regular year-end bonus for each of 2003 and 2004 which is not less than 100% of such Participant’s bonus target as in effect at the end of the relevant year so long as, with respect to each such bonus, the Participant is employed by an Employer on the date established in advance by the Employer as the necessary date for executives generally for such bonus eligibility.

SECTION 6. ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Committee, which shall hold meetings when it deems necessary and advisable. The Committee shall have all of the powers necessary and advisable to enable it to carry out its duties under the Plan properly, including, without limitation, (i) the power and duty to construe and interpret the Plan and to determine all questions arising under it, and (ii) the power to delegate to one or more officers of the Company the execution of the terms of the Plan. The Committee’s interpretations and determinations under the Plan shall be final, binding and conclusive upon all persons. The Committee may also establish, from time to time, such regulations, provisions, procedures and conditions regarding the Plan that in its opinion may be advisable in administering the Plan.

SECTION 7. EMPLOYEE COVENANTS

     As a condition to participation in the Plan, each Participant hereby agrees that, during the Restriction Period, the Participant:

     (x) shall not, other than on behalf of the Company and its affiliates, directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any individual who is, or within three months prior to the date of such solicitation was, an employee of the Company or any of its affiliates; and

     (y) shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any Person that has a business relationship with the Company or of any of its affiliates to terminate, curtail or otherwise limit such business relationship.

SECTION 8. GENERAL TERMS AND CONDITIONS

     (a) Amendment and Termination. The Plan shall automatically terminate without further required action on the first day immediately following the date on which all Participants have ceased to participate in the Plan. Prior to such termination, the Company reserves the right to amend, terminate or otherwise modify all or any part of the Plan at any time, and from time to time; provided, that neither the amendment nor the termination of the Plan may adversely affect the rights of individuals who have become Participants in the Plan prior to the date of such action.

     (b) Coordination with Other Plans. The Plan Bonuses to be paid to Participants hereunder shall not be taken into account for any purposes under any other compensation or employee benefit plan, program, agreement or arrangement of the Company or any of its affiliates.

     (c) No Right to Continued Employment. No provision of the Plan shall be construed to constitute a contract of employment or impose upon the Employer any obligation to (a) retain the employment of any Participant, (b) make any payments or provide any benefits upon termination of employment to the Participant (except as otherwise provided herein), (c) change the status of any Participant’s employment, (d) change any employment policies of the Company or any of its affiliates or (e) restrict the scope of services to be provided to the Employer by any Participant.

     (d) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law rules or principles.

     (e) Unfunded Obligation. Payments under the Plan shall be unfunded obligations of the Company and the Employers and shall be payable only from the Company’s or such Employers’ general assets.

     (f) No Mitigation; Payment Obligations Absolute. A Participant’s entitlement to payments under the Plan shall not be governed by or subject to any duty to mitigate damages by seeking further employment nor offset by any compensation which the Participant may receive from future employment. The Company’s obligation to pay or cause to be paid to a Participant the payments under this Plan shall be absolute and unconditional and shall not be affected by any rights of setoff, counterclaim, recoupment, defense or other right, which the Company may have against the Participant or anyone else.

     (g) Successors. The terms and conditions of this Plan shall be binding upon and inure to the benefit of the Participant and the Participant’s estate, personal representative and heirs, and upon the Company and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of substantially all of its assets or otherwise.

     (h) Withholding Taxes. The Company may, or may cause one of its affiliates to, withhold from any payments made under this Plan all federal, state, city or other taxes required to be withheld pursuant to any law or governmental regulation or ruling.

     (i) Effective Date. This Plan shall be effective as of the Effective Date.

EXHIBIT A — FORM OF PARTICIPATION AGREEMENT

MARTHA STEWART LIVING OMNIMEDIA, INC.
2003 KEY EXECUTIVE BONUS PLAN

PARTICIPATION AGREEMENT

Participant: [Name]

Plan Bonus: $[            ], payable in two installments pursuant to the terms and conditions of the Martha Stewart Living Omnimedia, Inc. 2003 Key Executive Bonus Plan (the “Plan”).

The Participant hereby acknowledges and agrees that the Participant shall be bound by the terms and conditions of the Plan, including, without limitation, Sections 4(b) and 7 thereof.

PARTICIPANT	MARTHA STEWART LIVING OMNIMEDIA, INC.

By:

Dated:	Its:

Dated: